Novocure Reports Second Quarter 2025 Financial Results

Quarterly net revenues of $159 million, up 6% year-over-year, with 4,331 active patients on therapy as of June 30, 2025

Results from Phase 3 PANOVA-3 clinical trial presented at 2025 ASCO Annual Meeting and ESMO Gastrointestinal Cancers Congress 2025, selected as Best of ASCO 2025 and published in the Journal of Clinical Oncology

BAAR, Switzerland – Novocure (NASDAQ: NVCR) today reported financial results for the second quarter that ended June 30, 2025. Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer by developing and commercializing its innovative therapy, Tumor Treating Fields (TTFields).

“With the first half of 2025 complete, I am pleased to report continued progress towards our clinical, regulatory and commercial milestones. In Q2, we grew our glioblastoma and non-small cell lung cancer businesses and advanced our efforts to bring Tumor Treating Fields therapy to new patient populations,” said Ashley Cordova, CEO, Novocure. “With one launch ongoing and two more on the horizon, we are well-positioned in both the near and long term. This is a pivotal period for Novocure.”

Financial updates for the second quarter ended June 30, 2025:
•Total net revenues for the quarter were $158.8 million, an increase of 6% compared to the same period in 2024. This increase is primarily driven by active patient growth across our major markets.
◦The U.S., Germany, France and Japan contributed $94.3 million, $19.1 million, $18.4 million and $9.5 million, respectively, with other active markets contributing $13.0 million.
◦Revenue in Greater China from Novocure’s partnership with Zai Lab totaled $4.6 million.
◦Recognized revenue from Optune Lua® in the quarter was $2.4 million, including $1.1 million from non-small cell lung cancer (NSCLC) and $1.3 million from malignant pleural mesothelioma (MPM).
•Gross margin for the quarter was 74% compared to 77% in the prior year. The reduction of gross margin was primarily driven by the roll out of our Head Flexible Electrode (HFE) transducer array for use with Optune Gio®, the NSCLC launch where we are treating on-label patients at risk prior to establishing broad reimbursement, and increased tariffs.
•Research, development and clinical studies expenses for the quarter were $55.8 million, an increase of 2% from the same period in 2024. This was primarily driven by increased direct clinical trial expenses related to the ramp of the LUNAR-2 and KEYNOTE D58 trials.
•Sales and marketing expenses for the quarter were $57.1 million, an increase of 1% compared to the same period in 2024. This primarily reflects higher costs associated with the expansion of our NSCLC sales force.

•General and administrative expenses for the quarter were $44.0 million, an increase of 17% compared to the same period in 2024. This increase was primarily driven by higher share-based compensation expenses and higher personnel and professional services expenses to support the NSCLC launch and general company build-out, particularly on the enterprise technology side.
•Net loss for the quarter was $40.1 million with loss per share of $0.36.
•Adjusted EBITDA* for the quarter was $(9.9) million.
•Cash, cash equivalents and short-term investments were $911.5 million as of June 30, 2025.
Operational updates for the second quarter ended June 30, 2025:
•As of June 30, 2025, there were 4,331 total active patients on TTFields therapy globally.
•Optune Gio
◦1,598 prescriptions for Optune Gio for the treatment of glioblastoma were received in the quarter, a decrease of 1% from the same period in 2024. The U.S., Germany, France and Japan contributed 963; 199; 179 and 101 prescriptions, respectively, with the remaining 156 prescriptions contributed by other active markets.
◦As of June 30, 2025, there were 4,194 Optune Gio active patients on therapy, an increase of 7% from the same period in 2024. The U.S., Germany, France and Japan contributed 2,177; 581; 453 and 451 Optune Gio active patients, respectively, with the remaining 532 active patients contributed by other active markets.
•Optune Lua
◦143 total prescriptions for Optune Lua were received in the quarter. 121 Optune Lua prescriptions were received for the treatment of NSCLC and 22 prescriptions were received for the treatment of MPM.
◦As of June 30, 2025, there were 137 active Optune Lua patients on therapy, including 94 patients treated for metastatic NSCLC patients and 43 patients treated for MPM.

Quarterly updates and achievements:
•In May 2025, Novocure presented the results of the Phase 3 PANOVA-3 clinical trial at the 2025 American Society of Clinical Oncology (ASCO) Annual Meeting. PANOVA-3 met its primary endpoint, demonstrating a statistically significant extension in overall survival in patients treated with TTFields therapy together with gemcitabine and nab-paclitaxel compared to gemcitabine and nab-paclitaxel alone. Patients treated with TTFields therapy also exhibited a statistically significant extension in pain-free survival (secondary endpoint) and distant progression-free survival (post hoc analysis). The presentation was selected for inclusion in ‘Best of ASCO’ program and the data were simultaneously published in the Journal of Clinical Oncology.
•In July 2025, Novocure presented final quality of life data from the PANOVA-3 trial at the European Society for Medical Oncology (ESMO) Gastrointestinal Cancers Congress 2025. Patients treated with TTFields therapy demonstrated a statistically significant and clinically meaningful benefit across multiple measures of pain (secondary endpoint) and significantly delayed the need for opioid pain medication (post hoc analysis) for patients with unresectable, locally advanced pancreatic adenocarcinoma. A significant delay in deterioration across measures of health status was observed, preserving quality of life longer in patients treated with TTFields therapy.

Anticipated clinical and regulatory milestones:
•Novocure plans the submission of a Premarket Approval (PMA) application to the U.S. Food and Drug Administration (FDA) for the treatment of unresectable, locally advanced pancreatic cancer based on results of the Phase 3 PANOVA-3 clinical trial in Q3 2025.
•Novocure plans the submission of a PMA application to the FDA for the treatment of brain metastases from NSCLC based on results of the Phase 3 METIS clinical trial in H2 2025.
•The topline data readout from the Phase 2 PANOVA-4 clinical trial in metastatic pancreatic cancer is expected in H1 2026.
•The topline data readout from the Phase 3 TRIDENT clinical trial in newly diagnosed glioblastoma is expected in H1 2026.

Conference call details
Novocure will host a conference call and webcast to discuss second quarter 2025 financial results at 8:00 a.m. EDT today, Thursday, July 24, 2025. To access the conference call by phone, use the following conference call registration link and dial-in details will be provided. To access the webcast, use the following webcast registration link.

The webcast, earnings slides presented during the webcast and the corporate presentation can be accessed live from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations, and will be available for at least 14 days following the call. Novocure has used, and intends to continue to use, its investor relations website, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Novocure
Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Novocure’s commercialized products are approved in certain countries for the treatment of adult patients with glioblastoma, non-small cell lung cancer, malignant pleural mesothelioma and pleural mesothelioma. Novocure has several additional ongoing or completed clinical trials exploring the use of Tumor Treating Fields therapy in the treatment of glioblastoma, non-small cell lung cancer and pancreatic cancer.

Novocure’s global headquarters is located in Baar, Switzerland, with U.S. headquarters located in Portsmouth, New Hampshire and research and development facilities located in Haifa, Israel. For additional information about the company, please visit Novocure.com and follow @Novocure on LinkedIn and X (Twitter).

*Non-GAAP Financial Measurements
We measure our performance based upon a non-U.S. GAAP measurement of earnings before interest, taxes, depreciation, amortization and shared-based compensation ("Adjusted EBITDA"). We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because it helps investors compare the results of our operations from period to period by removing the impact of earnings attributable to our capital structure, tax rate and material non-cash items, specifically share-based compensation.

Forward-Looking Statements
In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical trial progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, environmental, regulatory and political conditions and other more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 27, 2025, and subsequent filings with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

NOVOCURE LIMITED AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands (except share and per share data)
	Three months ended June 30,		Six months ended June 30,		Year ended December 31,
	2025	2024	2025	2024	2024
	Unaudited		Unaudited		Audited
Net revenues	$158,805	$150,356	$313,799	$288,859	$605,220
Cost of revenues	41,472	34,654	79,993	68,343	137,181
Gross profit	117,333	115,702	233,806	220,516	468,039

Operating costs and expenses:
Research, development and clinical studies	55,833	54,955	109,610	106,553	209,645
Sales and marketing	57,066	56,616	112,858	111,822	239,063
General and administrative	43,955	37,711	88,724	77,241	189,827
Total operating costs and expenses	156,854	149,282	311,192	295,616	638,535

Operating income (loss)	(39,521)	(33,580)	(77,386)	(75,100)	(170,496)
Financial income (expenses), net	4,542	10,851	12,112	20,729	39,334

Income (loss) before income tax	(34,979)	(22,729)	(65,274)	(54,371)	(131,162)
Income tax	5,160	10,646	9,184	17,764	37,465
Net income (loss)	$(40,139)	$(33,375)	$(74,458)	$(72,135)	$(168,627)

Basic and diluted net income (loss) per ordinary share	$(0.36)	$(0.31)	$(0.67)	$(0.67)	$(1.56)
Weighted average number of ordinary shares used in computing basic and diluted net income (loss) per share	111,572,191	107,700,284	110,930,576	107,483,241	107,834,368

Consolidated Balance Sheets
USD in thousands (except share data)

NOVOCURE LIMITED AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands (except share data)
	June 30, 2025	December 31, 2024
	Unaudited	Audited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$149,624	$163,767
Short-term investments	761,901	796,106
Restricted cash	2,509	2,327
Trade receivables, net	89,915	74,226
Receivables and prepaid expenses	39,139	35,063
Inventories	40,211	35,086
Total current assets	1,083,299	1,106,575
LONG-TERM ASSETS:
Property and equipment, net	80,333	77,660
Field equipment, net	18,591	14,811
Right-of-use assets	48,089	27,120
Other long-term assets	15,563	14,618
Total long-term assets	162,576	134,209
TOTAL ASSETS	$1,245,875	$1,240,784

Consolidated Balance Sheets
USD in thousands (except share data)

	June 30, 2025	December 31, 2024
	Unaudited	Audited
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Convertible note	$559,790	$558,160
Trade payables	103,678	105,086
Other payables, lease liabilities and accrued expenses	86,166	93,130
Total current liabilities	749,634	756,376
LONG-TERM LIABILITIES:
Senior secured credit facility, net	97,609	97,300
Long-term leases	42,853	19,971
Employee benefit liabilities	6,320	6,940
Other long-term liabilities	18	18
Total long-term liabilities	146,800	124,229
TOTAL LIABILITIES	896,434	880,605
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Share capital -
Ordinary shares no par value, unlimited shares authorized; issued and outstanding: 111,798,690 shares and 108,516,819 shares at June 30, 2025 (unaudited) and December 31, 2024, respectively	—	—
Additional paid-in capital	1,583,138	1,519,809
Accumulated other comprehensive income (loss)	(5,109)	(5,500)
Retained earnings (accumulated deficit)	(1,228,588)	(1,154,130)
TOTAL SHAREHOLDERS' EQUITY	349,441	360,179
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,245,875	$1,240,784

Non-U.S. GAAP Financial Measures Reconciliation
USD in thousands

	Three months ended June 30,			Six months ended June 30,
	2025	2024	% Change	2025	2024	% Change
Net income (loss)	$(40,139)	$(33,375)	20%	$(74,458)	$(72,135)	3%
Add: Income tax	5,160	10,646	(52)%	9,184	17,764	(48)%
Add: Financial expenses (income), net	(4,542)	(10,851)	(58)%	(12,112)	(20,729)	(42)%
Add: Depreciation and amortization	3,444	2,858	21%	6,769	5,673	19%
EBITDA	$(36,077)	$(30,722)	17%	$(70,617)	$(69,427)	2%
Add: Share-based compensation	26,143	31,830	(18)%	55,695	65,914	(16)%
Adjusted EBITDA	$(9,934)	$1,108	(997)%	$(14,922)	$(3,513)	325%

Active Patients on Therapy

	June 30,
	2025			2024
	Optune Gio	Optune Lua	Total	Optune Gio		Optune Lua	Total
Active patients at period end (1)
United States	2,177	98	2,275	2,163		12	2,175
International markets:
Germany	581	33	614	527	520	11	538
France	453	—	453	369		—	369
Japan	451	—	451	403		—	403
Other international	532	6	538	475		3	478
International markets - Total	2,017	39	2,056	1,774		14	1,788

	4,194	137	4,331	3,937		26	3,963

(1) Optune Lua includes both active patients in NSCLC and MPM. Worldwide, there were 43 and 25 active MPM patients on therapy as of June 30, 2025 and 2024 and 94 and 1 active NSCLC patient(s) on therapy as of June 30, 2025 and 2024.

Investors:
Ingrid Goldberg
investorinfo@novocure.com

Media:
Catherine Falcetti
media@novocure.com

Important Safety Information

What is Optune Gio ® approved to treat?
Optune Gio is a wearable, portable, FDA-approved device indicated to treat a type of brain cancer called glioblastoma multiforme (GBM) in adult patients 22 years of age or older.

Newly diagnosed GBM
If you have newly diagnosed GBM, Optune Gio is used together with a chemotherapy called temozolomide (TMZ) if:
•Your cancer is confirmed by your healthcare professional AND
•You have had surgery to remove as much of the tumor as possible

Recurrent GBM
If your tumor has come back, Optune Gio can be used alone as an alternative to standard medical therapy if:
•You have tried surgery and radiation and they did not work or are no longer working AND
•You have tried chemotherapy and your GBM has been confirmed by your healthcare professional

Who should not use Optune Gio?
Optune Gio is not for everyone. Talk to your doctor if you have:
•An implanted medical device (programmable shunt), skull defect (missing bone with no replacement), or bullet fragment. Optune Gio has not been tested in people with implanted electronic devices, which may cause the devices not to work properly, and Optune Gio has not been tested in people with skull defects or bullet fragments, which may cause Optune Gio not to work properly
•A known sensitivity to conductive hydrogels (the gel on the arrays placed on the scalp like the ones used on EKGs). When Optune Gio comes into contact with the skin, it may cause more redness and itching or may rarely cause a life-threatening allergic reaction

Do not use Optune Gio if you are pregnant or are planning to become pregnant. It is not known if Optune Gio is safe or effective during pregnancy.

What should I know before using Optune Gio?
Optune Gio should only be used after receiving training from qualified personnel, such as your doctor, a nurse, or other medical staff who have completed a training course given by Novocure®, the maker of Optune Gio.
•Do not use any parts that did not come with the Optune Gio Treatment Kit sent to you by Novocure or given to you by your doctor
•Do not get the device or transducer arrays wet

•If you have an underlying serious skin condition on the scalp, discuss with your doctor whether this may prevent or temporarily interfere with Optune Gio treatment

What are the possible side effects of Optune Gio?
Most common side effects of Optune Gio when used together with chemotherapy (temozolomide, or TMZ) were low blood platelet count, nausea, constipation, vomiting, tiredness, scalp irritation from the device, headache, seizure, and depression. The most common side effects when using Optune Gio alone were scalp irritation (redness and itchiness) and headache. Other side effects were malaise, muscle twitching, fall and skin ulcers. Talk to your doctor if you have any of these side effects or questions.

Please visit OptuneGio.com for Instructions For Use (IFU) for complete information regarding the device’s indications, contraindications, warnings, and precautions.

Important Safety Information

What is Optune Lua ® approved to treat?
Optune Lua is a wearable, portable, FDA-approved device used together with PD-1/PD-L1 inhibitors (immunotherapy) or docetaxel. It is indicated for adult patients with metastatic non-small cell lung cancer (mNSCLC) who have progressed on or after a platinum-based regimen.

Who should not use Optune Lua?
Optune Lua for mNSCLC is not for everyone. Talk to your doctor if you have:
•An electrical implant. Use of Optune Lua together with electrical implants has not been tested and may cause the implanted device not to work properly
•A known sensitivity to gels like the gel used on electrocardiogram (ECG) stickers or transcutaneous electrical nerve stimulation (TENS) electrodes. In this case, skin contact with the gel used with Optune Lua may commonly cause increased redness and itching, and rarely may even lead to severe allergies such as a fall in blood pressure and difficulty breathing
•Do not use Optune Lua if you are pregnant or are planning to become pregnant. It is not known if Optune Lua is safe or effective during pregnancy.

What should I know before using Optune Lua?

Optune Lua should only be used after receiving training from qualified personnel, such as your doctor, a nurse, or other medical staff who have completed a training course given by Novocure®, the maker of Optune Lua.
•Do not use any parts that did not come with Optune Lua Treatment Kit sent to you by Novocure or given to you by your doctor
•Do not get the device or transducer arrays wet
•Please be aware that Optune Lua has a cord that plugs into an electrical socket. Be careful of tripping when it’s connected

•If you have an underlying serious skin condition where the transducer arrays are placed, discuss with your doctor whether this may prevent or temporarily interfere with Optune Lua treatment.

What are the possible side effects of Optune Lua?

The most common side effects of Optune Lua when used together with certain immunotherapy and chemotherapy drugs were dermatitis, pain in the muscles, bones, or joints, fatigue, anemia, alopecia (hair loss), dyspnea, nausea, cough, diarrhea, anorexia, pruritus (itching), leukopenia, pneumonia, respiratory tract infection, localized edema (swelling), rash, pain, constipation, skin ulcers, hypokalemia (low potassium levels), hypoalbuminemia (low albumin levels), hyponatremia (low sodium levels), and dysphagia (difficulty swallowing).
Other potential adverse effects associated with the use of Optune Lua include treatment related skin irritation, allergic reaction to the adhesive or to the gel, overheating of the array leading to pain and/or local skin burns, infections at site where the arrays make contact with the skin, local warmth and tingling sensation beneath the arrays, medical device site reaction, muscle twitching, and skin breakdown/skin ulcer. Talk to your doctor if you have any of these side effects or questions.

Please visit OptuneLua.com for Instructions For Use (IFU) for complete information regarding the device’s indications, contraindications, warnings, and precautions.